FIRST AMENDMENT TO

SUB-ADVISORY AGREEMENT

This first amendment to Sub-Advisory Agreement, effective August 23, 2019 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Putnam Investment Management, LLC, a limited liability company organized under the laws of the State of Delaware, registered as an investment adviser under the Investment Advisers Act of 1940 (the “Sub-Adviser”), and Great-West Funds, Inc., (“Great-West Funds”) on behalf of the series of Great-West Funds listed in Schedule A attached hereto, (each a “Fund” and, collectively, the “Funds”).

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds are parties to the Sub-Advisory Agreement, dated April 13, 2018 (the “Agreement”); and

WHEREAS, the Adviser, Sub-Adviser and Great-West Funds desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	The first paragraph of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the following:

“THIS SUB-ADVISORY AGREEMENT (this “Agreement”) is made as of the April 13, 2018, among Great-West Funds, Inc., a Maryland corporation (“Great-West Funds”) on behalf of the series of Great-West Funds listed in Schedule A attached hereto, (the “Funds”), Great-West Capital Management, LLC, a Colorado limited liability company (the “Adviser”), and Putnam Investment Management, LLC, a Delaware limited liability company (the “Sub-Adviser”)”.

2.	Schedule A is deleted in its entirety and replaced with Schedule A attached hereto and incorporated herein.

3.	Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

4.	In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

5.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.	Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

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GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

GREAT-WEST FUNDS, INC., on behalf of the Funds listed in Schedule A

By:	/s/ Scott C. Sipple
Name: Scott C. Sipple
Title: President & Chief Executive Officer

GREAT-WEST CAPITAL MANAGEMENT, LLC

By:	/s/ Mary C. Maiers
Name: Mary C. Maiers
Title: Chief Financial Officer & Treasurer

PUTNAM INVESTMENT MANAGEMENT, LLC

By:
Name:
Title:

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)

SCHEDULE A

FEE SCHEDULE

For the services to be provided to the Fund pursuant to this Agreement, the Adviser shall pay the Sub-Adviser an annual fee calculated as follows:

Fund	Fee Rate (as a % of average daily net asset value)
Great-West Core Strategies: U.S. Equity Fund	0.40% on the first $250 million of the average daily net asset value on Fund Account assets, 0.35% on the next $250 million of the average daily net asset value on Fund Account assets, and 0.25% over $500 million of the average daily net assets on Fund Account assets
Great-West Large Cap Value Fund	0.40% on the first $100 million of the average daily net asset value on Fund Account assets, 0.35% on the next $150 million of the average daily net asset value on Fund Account assets, and 0.25% over $250 million of the average daily net assets on Fund Account assets

The fee shall be calculated and paid monthly in arrears based on the average daily market value of the investments in the Fund Account. Payment will be made on or about the 15th day of each month.

Fees shall be prorated on a daily basis when the Fund Account is managed by the Sub-Adviser for a portion of any month.

The Fund Account is comprised of all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are allocated to the Sub-Adviser.

Except for the management fee described herein, no other compensation or fees shall be payable to the Sub-Adviser hereunder.

GW – Putnam 1st Amendment to 2018 Sub-Advisory Agreement (Add LCV Fund)